Exhibit 99.1

Amedica’s Spinal Interbody Spacers with Porous Silicon Nitride Center Provide

Equivalent Fusion to PEEK Spacers with Bone Autograft

SALT LAKE CITY, January 5, 2015 – Amedica Corporation (Nasdaq: AMDA), a biomaterial company that develops and commercializes silicon nitride ceramics, today released the results of its CASCADE study, a blinded, randomized clinical trial that compared outcomes of spinal fusion surgery between its composite silicon nitride spacers manufactured with a central core of cancellous structured ceramic (CsC), to the gold standard, i.e., PEEK (polyether ether ketone plastic) spacers filled with bone autograft.

“Surgeons have long known that autograft is the holy grail of bone healing,” said Mark P. Arts, M.D., Ph.D., Neurosurgeon at the Medical Center Haaglanden, The Hague, Netherlands. “All osteoinductive and osteoconductive formulations on the market today aspire to show healing rates that are comparable to autograft bone. Hollow-body PEEK spacers used in cervical and lumbar spinal fusion must be filled with osteoconductive materials, such as allograft, bone autograft, or synthetic biologic formulations. The CASCADE study is the first to show that a synthetic material can heal and fuse as well as the patient’s own bone. We have shown that it is no longer necessary to use hollow interbody spacers filled with bone or bone void fillers to achieve optimal fusion results.”

The CASCADE study enrolled 104 patients in a prospective clinical trial that independently scored fusion rates and clinical outcomes at 12 months follow-up. Neck Disability Index scores decreased similarly in both patient groups, consistent with clinical improvements reported in the literature. Importantly, the incidence of cervical spine fusion was statistically identical between study groups, and consistent with figures reported in other studies.

“The significance of the CASCADE data cannot be overstated,” said Dr. Sonny Bal, Chairman and CEO of Amedica Corporation. “For the first time, a porous synthetic interbody spacer with no bone or bone fillers has shown fusion rates that are equivalent to the gold standard. Previously we have demonstrated that the surface topography and chemistry of our current Valeo silicon nitride spacers – sales of which were up 50% through the third quarter of 2014 as compared to the same period for 2013 – are uniquely conducive to bone ongrowth and bacterial resistance. In fact, many manufacturers are trying to overcome the limitations of PEEK spacers, and replicate our superior bone ongrowth properties by enhancing PEEK with costly porous metal coatings, or hydroxyapatite and related materials. Now, Amedica is leap-frogging the competition yet again with our composite, solid-and-porous CsC spacers to deliver equivalent fusion without the use of any bone, bone void fillers, or expensive biologics.”

“In addition to the superior bone ongrowth, strength, biocompatibility, favorable radiographic imaging and antibacterial properties of silicon nitride, we have now shown that the cancellous formulation of our material enables bone ingrowth and spinal fusion by itself, i.e., without relying on additives,” continued Dr. Bal. “We expect this advantage will translate into decreased cost and complexity of surgical procedures, and support our efforts to receive 510(k) clearance from the FDA for the CsC product used in the CASCADE study, which is already approved for use in Europe.”

Amedica is preparing a scientific paper describing the CASCADE study for publication in a peer-reviewed journal. The Company will also submit an application during January 2015 in the 510(k) regulatory track based on the final clinical data. The Food and Drug Administration will examine all the data presented as part of a complete application for 510(k) clearance of the composite silicon nitride interbody system.

More information about the trial can be found at www.ClinicalTrials.gov using NCT01511445 as the identifier.

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include statements that the cancellous formulation of our material will translate into decreased cost and complexity of surgical procedures and that the CASCADE study results will support our efforts to receive 510(k) clearance from the FDA. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in the “Risk Factors” disclosure in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 31, 2014, and in our other filings with the SEC. Amedica undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

Contact:

Mike Houston

Director of Investor Relations

801-839-3534

mhouston@amedica.com